Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 19, 1997, in the Registration Statement on Form S-3 and related Prospectus of Lawyers Title Corporation for the registration of shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 19, 1997, with respect to the consolidated financial statements and schedules of Lawyers Title Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP

Richmond, Virginia
January 6, 1998